UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2018

RH

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2018, Restoration Hardware, Inc., a wholly-owned subsidiary of RH, entered into a Consent and Second Amendment (the “Amendment”) to the Eleventh Amended and Restated Credit Agreement, dated as of June 28, 2017, among Restoration Hardware, Inc. as lead borrower, various other subsidiaries of RH named therein as borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent (the “Credit Agreement”). The Amendment includes certain clarifying changes to, among other things: (a) address the processing of payments from insurance proceeds in connection with casualty or other insured losses with respect to property or assets of a Loan Party, and (b) add an additional category of permitted restricted payments to allow the lead borrower to make annual restricted payments of up to $3 million per fiscal year to cover payments of certain administrative and other obligations of RH in the ordinary course of business.

This description is qualified in its entirety by reference to the Amendment, which is filed with this Current Report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Consent and Second Amendment to Eleventh Amended and Restated Credit Agreement, dated November 23, 2018, among Restoration Hardware, Inc., as lead borrower, various other subsidiaries of RH named therein as borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RH

Dated: November 23, 2018	By:	/s/ Ryno Blignaut
Ryno Blignaut
President, Chief Financial and Administrative Officer